CKE INC. POSTPONES INITIAL PUBLIC OFFERING

CARPINTERIA, California – August 9, 2012 – CKE Inc. (the “Company”) announced today that due to market conditions it has determined not to proceed with its previously announced initial public offering of common stock at this time.

About CKE Inc.
CKE Inc. is one of the world’s largest operators and franchisors of quick service restaurants. As of the end of the first quarter of fiscal 2013, the Company, through its subsidiaries, had a total of 3,263 franchised or company-operated restaurants in 42 states and 25 foreign countries primarily under its Carl’s Jr.® and Hardee’s® brands.

Contact:
CKE Inc.
E. Michael Murphy, 805-745-7720
President and Chief Legal Officer
mmurphy@ckr.com